                                                                                               EXHIBIT 12

                                                KENTUCKY POWER COMPANY
                                  Computation of Ratios of Earnings to Fixed Charges
                                           (in thousands except ratio data)




                                                                                                  Twelve
                                                             Year Ended December 31,              Months
                                                -----------------------------------------------   Ended
                                                  1998      1999      2000      2001     2002     6/30/03
                                                  ----      ----      ----      ----     ----     -------
Fixed Charges:
  Interest on First Mortgage Bonds              $13,936   $12,712   $ 9,503   $ 6,178   $ 2,206   $   250
  Interest on Other Long-term Debt               12,188    13,525    16,367    18,300    23,429    26,570
  Interest on Short-term Debt                     2,455     2,552     3,295     2,329     1,751     1,339
  Miscellaneous Interest Charges                    634       869     2,523     1,059     1,084     1,544
  Estimated Interest Element in Lease Rentals     1,500     1,200     1,700     1,200     1,000     1,000
                                                -------   -------   -------   -------   -------   -------
     Total Fixed Charges                        $30,713   $30,858   $33,388   $29,066   $29,470   $30,703
                                                =======   =======   =======   =======   =======   =======

Earnings:
  Net Income Before Cumulative Effect
   of Accounting Change                         $21,676   $25,430   $20,763   $21,565   $20,567   $20,191
  Plus Federal Income Taxes                       9,785    12,993    17,884     9,553     9,235     7,739
  Plus State Income Taxes                         2,096     2,784     2,457       489     1,627     2,536
  Plus Fixed Charges (as above)                  30,713    30,858    33,388    29,066    29,470    30,703
                                                -------   -------   -------   -------   -------   -------
     Total Earnings                             $64,270   $72,065   $74,492   $60,673   $60,899   $61,169
                                                =======   =======   =======   =======   =======   =======

Ratio of Earnings to Fixed Charges                 2.09      2.33      2.23      2.08      2.06      1.99
                                                   ====      ====      ====      ====      ====      ====
